Exhibit 7

                       LIQUIDITY FINANCIAL ADVISORS, INC.
                          2200 Powell Street, Suite 700
                          Emeryville, California 94608

                                February 20, 1997


Krescent Partners L.L.C.
1301 Avenue of the Americas
38th Floor
New York, New York 10019
Attention: Mr. W. Edward Scheetz

Gentlemen:

         When signed by Liquidity Financial Advisors, Inc. ("Advisor") and countersigned by Krescent Partners L.L.C. (the "Bidder") this letter shall constitute an agreement with respect to the Bidder's engagement of the Advisor to act as its financial advisor in connection with its proposed acquisition of Depositary Receipts representing units of investor limited partnership interests ("Units") in Krupp Cash Plus-II Limited Partnership, a Massachusetts limited partnership (the "Partnership").

1. Certain Definitions. Capitalized words and phrases used in this letter agreement have the following meanings:

           a. "Acquisition" means, directly or indirectly, through one transaction or a series of transactions, (1) the acquisition of record and beneficial ownership of more than 1% of the outstanding Units in the Partnership by the Bidder and/or one of its Affiliates by means of a merger, consolidation, reorganization or other business combination pursuant to which the Bidder and/or one of its Affiliates is merged or otherwise combined with the Partnership; (2) the acquisition by the Bidder and/or one of its Affiliates by assignment of an economic interest consisting of, or of record and beneficial ownership of, more than 1% of the outstanding Units in the Partnership by means of a tender or exchange offer, negotiated purchase or otherwise; or (3) the acquisition by the Bidder and/or one of its Affiliates of title to, or control over, all or substantially all of the assets of the Partnership.

           b. "Acquisition Equity" with respect to a Person means the amount of such Person's equity capital invested in an Acquisition Transaction or Affiliate Acquisition Transaction as of the ninetieth day after the consummation of such Acquisition Transaction or Affiliate Acquisition Transaction.

           c. "Acquisition Fee" shall have the meaning set forth in paragraph 4(a).

           d. "Acquisition Transaction" means the proposed Acquisition by the Bidder of the Units.

           e. "Advisor" means Liquidity Financial Advisors, Inc., a California corporation.

           f. "Affiliate" with respect to any Person has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

           g. "Affiliate Acquisition Transaction" means the Acquisition Transaction and any Acquisition by an Affiliate of the Bidder of limited partnership interests in a real estate limited partnership in connection with which the Advisor was engaged to act as financial advisor for such Affiliate.

           h. "Anticipated Acquisition Equity" shall have the meaning set forth in paragraph 4(b).

           i. "Apollo Affiliate Investors" means AP-GP Prom Partners, Inc., Apollo Real Estate Investment Fund II, L.P. and any of their Affiliates that invest in an Affiliate Acquisition Transaction.

           j. "Associate" with respect to any Person has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

           k. "Bidder" means Krescent Partners L.L.C., a Delaware limited liability company.

           l. "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

           m. "Cash Flow Fee" shall have the meaning set forth in paragraph 5(a).

           n. "Depositary Receipt" means an instrument evidencing a Unit or Units.

           o. "Indemnified Party" shall have the meaning set forth in paragraphs 7(a) and (b).

           p. "Invested Capital" with respect to any Person means the amounts contributed from time to time by such Person to the capital of another Person.

           q. "LF Partnership" shall have the meaning set forth in paragraph 7.

           r. "Partnership" means Krupp Cash Plus-II Limited Partnership, a Massachusetts limited partnership.

           s. "Person" means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, or any other entity.

           t.        "Term" shall have the meaning set forth in paragraph 2(a).

           u. "Units" means Depositary Receipts representing units of investor limited partnership interests in the Partnership.

2.         Term; Services.

           a. The term ("Term") of the engagement by the Bidder of the Advisor hereunder shall be two years beginning on the date of this letter agreement. During the Term, the Advisor will assist the Bidder on an exclusive basis in analyzing, structuring, negotiating and effecting the Acquisition Transaction on the terms and conditions set forth in this letter agreement.

                     In this connection, during the Term, exclusively on the Bidder's behalf, the Advisor will, as requested by the
                     Bidder:

                     i. perform financial analysis of the Partnership in the context of the Acquisition Transaction;

                     ii. assist the Bidder in its determination of the appropriate price to be paid in the Acquisition Transaction for the Units;

                     iii. advise the Bidder as to the structure and form of the Acquisition Transaction;

                     iv. furnish the Bidder with such publicly-available due diligence material as may reasonably be requested by the Bidder;

                     v. furnish the Bidder with a current list of the limited partners of the Partnership (or holders of Units) and their addresses; and

                     vi. render such other financial advisory services as may from time to time be reasonably requested by the Bidder in connection with the Acquisition Transaction.

           b. The Advisor represents and warrants that neither it nor its Affiliates or Associates have furnished to any Person except the Bidder, and covenants and agrees that during the Term it will not, and will cause its Affiliates and Associates not to furnish, to any Person (other than counsel for the Advisor) (i) the due diligence materials provided to the Bidder hereunder, (ii) any list of the limited partners of the Partnership (or holders of Units) or (iii) any financial analysis of the Partnership prepared for the Bidder, unless (I) it has first (A) furnished the Bidder with a written notice setting forth its intention to do so, the identity of each intended recipient of such material and a description of any proposed or contemplated Acquisition or other transaction involving such recipients and (B) offered the Bidder the exclusive opportunity to engage the Advisor in connection with such Acquisition or other transaction, (II) the Bidder has failed to so engage the Advisor within 10 Business Days after receipt of such written notice and (III) the Bidder has consented in writing to the proposed action of the Advisor, which consent shall not unreasonably be withheld; provided, however, that the Advisor will not, and will cause its Affiliates and Associates not to, disclose to any Person in violation of any agreement between the Advisor or any Affiliate or Associate of the Advisor and the Partnership or a general partner of the Partnership any list of the limited partners of the Partnership (or holders of Units) or take any other action in violation of any such agreement.

           c. The Advisor (i) represents and warrants that it has heretofore disclosed in writing to the Bidder the identity of any Person that holds or has a beneficial interest in Units for whom the Advisor or its Affiliates serve as general partners or advisors or to whom the Advisor or its Affiliates owe any fiduciary duty or other obligation and
                     (ii) covenants and agrees that during the Term it will not serve as a general partner or advisor for such a Person (other than a Person specified in (i) above) or advise or otherwise assist any Person (other than a Person specified in (i) above or the Bidder) in acquiring a beneficial interest in Units, unless (I) the Advisor has first (A) furnished the Bidder with a written notice setting forth its intention to do so, the identity of each Person involved and a description of any proposed or contemplated Acquisition or other transaction involving such Persons and the Units or the Partnership and
                     (B) offered the Bidder the exclusive opportunity to engage the Advisor in connection with such Acquisition or other transaction, (II) the Bidder has failed to so engage the Advisor within 10 Business Days after receipt of such written notice and (III) the Bidder has consented in writing to the proposed action of the Advisor, which consent shall not unreasonably be withheld.

           d. The Advisor covenants and agrees that without the written consent of the Bidder it will not, and will cause its Affiliates and Associates not to, request any additional or updated list of investors in the Partnership or any of its Affiliates.

3. Expense Reimbursement. The Bidder will reimburse the Advisor for its reasonable actual out-of- pocket expenses incurred in connection with the Acquisition Transaction upon submission of substantiating documentation.

4.         Acquisition Fee.

           a. If, during the Term, an Acquisition Transaction is consummated, the Bidder agrees to pay Advisor an acquisition fee ("Acquisition Fee") calculated as follows:

                     i. 2.0 percent of the Acquisition Equity of the Bidder in such Acquisition Transaction until the aggregate Acquisition Equity of the Bidder and/or its Affiliates in all Affiliate Acquisition Transactions theretofore consummated together with the Acquisition Equity of the Bidder in the Acquisition Transaction itself equals $15,000,000; then

                     ii. 1.0 percent of the Acquisition Equity of the Bidder in such Acquisition Transaction until the aggregate Acquisition Equity of the Bidder and/or its Affiliates in all Affiliate Acquisition Transactions theretofore consummated together with the Acquisition Equity of the Bidder in the Acquisition Transaction itself equals $45,000,000; then

                     iii. 0.5 percent of the Acquisition Equity of the Bidder in such Acquisition Transaction until the aggregate Acquisition Equity of the Bidder and/or its Affiliates in all Affiliate Acquisition Transactions theretofore consummated together with the Acquisition Equity of the Bidder in the Acquisition Transaction itself equals $70,000,000; and then

                     iv. 0.25 percent of the Acquisition Equity of the Bidder in such Acquisition Transaction after the aggregate Acquisition Equity of the Bidder and/or its Affiliates in all Affiliate Acquisition Transactions theretofore consummated together with the Acquisition Equity of the Bidder in the Acquisition Transaction itself exceeds $70,000,000.

           b. At or prior to the closing of the Acquisition Transaction, the Bidder will notify the Advisor in writing of the amount of the Bidder's anticipated Acquisition Equity (the "Anticipated Acquisition Equity") in such Acquisition Transaction as of the ninetieth date after such closing and at closing the Bidder will pay to the Advisor an Acquisition Fee based on the amount of such Anticipated Acquisition Equity. Within 10 days after the ninetieth day following the closing of such Acquisition Transaction, a final determination of the Bidder's Acquisition Equity in such Acquisition Transaction as of the ninetieth day after the closing date of the Acquisition Transaction will be made the Bidder and the Advisor. Within 10 days after such determination, the Bidder will pay to the Advisor any additional amount of the Acquisition Fee determined to be due or the Advisor will repay to the Bidder any amount of the Acquisition Fee determined to have been overpaid.

5.         Cash Flow Fee.

           a. In addition to the fee payable pursuant to paragraph 4, the Bidder will pay the Advisor a fee (the "Cash Flow Fee") based upon the aggregate cash distributions of the Bidder in connection with the Acquisition Transaction and the Bidder's Affiliates in connection with all Affiliate Acquisition Transactions, calculated and payable as follows:

                     i. 100 percent to members of the Bidder and its Affiliates until such time as the Apollo Affiliate Investors have received cash distributions in an amount equal to their aggregate Invested Capital plus a cumulative return of 15 percent per annum compounded quarterly on their unreturned Invested Capital; then

                     ii. 95 percent to members of the Bidder and its Affiliates and 5 percent to the Advisor until such time as the Apollo Affiliate Investors have received cash distributions in an amount equal to their aggregate Invested Capital plus a cumulative return of 20 percent per annum compounded quarterly on their unreturned Invested Capital; and then

                     iii. 90 percent to members of the Bidder and its Affiliates and 10 percent to the Advisor.

           b. The Advisor covenants and agrees that its interest in the Cash Flow Fee will not be assigned, pledged, hypothecated or otherwise transferred to any Person other than its Affiliates.

6.         Representations, Warranties and Covenants.

            a. The Advisor hereby represents and warrants to, and covenants with, the Bidder as follows:

                     i. the execution and delivery of, and the performance by the Advisor of its obligations under, this letter agreement have been duly and validly authorized by the Advisor, and this letter agreement has been duly executed and delivered by the Advisor;

                     ii. the Advisor is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

                     iii. the Advisor does not possess any non-public information with respect to the operations, assets, liabilities, financial condition or prospects of the Partnership;

                     iv. the Advisor, together with its Affiliates and Associates, is the beneficial owner of 1,750 Units and, except as contemplated hereunder or in the option agreement dated November 21, 1996 between Liquidity Financial Group, L.P. and Apollo Real Estate Investment Fund II, L.P., covenants and agrees that it will not, and will cause its Affiliates and Associates not to, acquire, directly or indirectly, a beneficial interest in any additional Units;

                     v. the Advisor is not in breach of any covenant or agreement with the Partnership and will not be in breach of any covenant or agreement with the Partnership;

                     vi. neither the execution, delivery or performance of this letter agreement by the Advisor, the offer by the Bidder to acquire the Units nor the consummation by the Bidder of the Acquisition Transaction conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, any agreement or other instrument to which the Advisor or any Affiliate or Associate of the Advisor is a party or by which any of them may be bound; and

                     vii. the information supplied or to be supplied by the Advisor to the Bidder for inclusion in the
                                Schedule 14D-1 to be filed by the Bidder in connection with the Acquisition Transaction, the material to be filed as exhibits thereto and any amendments thereto does not and will not, to the Advisor's knowledge after due inquiry, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            b. The Bidder hereby represents and warrants to the Advisor as follows:

                     i. the execution and delivery of, and the performance by the Bidder of its obligations under, this letter agreement have been duly and validly authorized by the Bidder and this letter agreement has been duly executed and delivered by the Bidder;

                     ii. neither the execution, delivery or performance of this letter agreement by the Advisor, the offer by the Bidder to acquire the Units nor the consummation by the Bidder of the Acquisition Transaction conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, any agreement or other instrument to which the Bidder or any Affiliate or Associate of the Bidder is a party or by which any of them may be bound;

                     iii. the Bidder is not in breach of any covenant or agreement with the Partnership and will not be in breach of any covenant or agreement with the Partnership.

7. Other Relationships. The Bidder understands and acknowledges that to the extent disclosed pursuant to paragraph 2(c) Advisor and/or its Affiliates serve as general partners or advisors to Partnerships ("LF Partnerships") that own Units and, accordingly, that Advisor and/or its Affiliates have fiduciary or other obligations to the LF Partnerships, limited partners in the LF Partnerships, and, depending on the circumstances, the Partnership and other holders or beneficial owners of the Units. Notwithstanding any provision of this letter agreement to the contrary, the

           Bidder understands and agrees that, in providing services to the Bidder hereunder, Advisor will not be obligated to render any advice or assistance or provide any information that Advisor believes would be inconsistent with its obligations to these other Persons. Advisor may disclose to the LF Partnerships and their limited partners information concerning this letter agreement and the terms of the transactions contemplated hereby to the extent Advisor believes the disclosure of such information is necessary to satisfy its obligations to the LF Partnerships and their limited partners.

8.         Indemnification.

           a. The Bidder agrees to indemnify the Advisor and its Affiliates and their respective partners, directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of (i) the breach by the Bidder of any representation, warranty or covenant made by the Bidder in this letter agreement, (ii) the Acquisition Transaction or (iii) the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this letter agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bidder will not be liable under the preceding sentence to the extent that any loss, claim, damage, liability or expense relates to (i) a breach of any representation or warranty made by the Advisor in this letter agreement or (ii) the Advisor's bad faith, gross negligence or willful misconduct in the performance by the Advisor of the services contemplated by this letter agreement

           b. The Advisor agrees to indemnify the Bidder, its members and their respective Affiliates, partners, directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of (i) the breach by the Advisor of any representation, warranty or covenant made by the Advisor in this letter agreement, (ii) the breach by the Advisor of any representation, warranty or covenant made by the Advisor or any Affiliate or Associate of the Advisor in any agreement with the Partnership or any general partner of the Partnership or (iii) the Advisor's bad faith, gross negligence or willful misconduct in the performance by the Advisor of the services contemplated by this letter agreement and will reimburse any Indemnified Party for reasonable expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.

9. Independent Contractors; No Joint Venture. The parties acknowledge and agree that the relationship between the Advisor and the Bidder is that of independent contractors. Nothing in this letter agreement is intended to create or shall be deemed to create or constitute a joint venture or partnership between the Advisor and the Bidder.

10. Assignment; No Third Party Beneficiaries. Neither party may assign this letter agreement without the prior written consent of the other party, and any purported assignment in violation of this provision will be void. The terms and provisions of this letter agreement are solely for the benefit of the parties hereto and other Indemnified Parties and their respective successors, permitted assigns, heirs and personal representatives, and no other person will acquire or have any right by virtue of this letter agreement.

11. Termination. This letter agreement shall terminate on the later of March 1, 1997 and the fifteenth day after either party has given written notice to the other of the termination thereof. The provisions of this letter agreement relating to the payment of fees and indemnification as well as the provisions of paragraphs 2(b), 2(c), 6(a)(iv), 6(a)(v) and 6(b)(iii) will survive the termination of this letter agreement.

12. Notices. All notices or other communications required or permitted hereunder shall be sufficient if it is in writing and delivered by hand or sent by prepaid telex, cable or telecopier or sent, postage prepaid, by registered, certified or express mail, or by recognized overnight air courier service and shall be deemed given when so delivered by hand, telex, cable or telecopy or if mailed or sent by overnight courier service, on the fifth business day after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses:

           a.        If to the Bidder, to:

                               c/o AP-GP Prom Partners Inc.
                               Apollo Real Estate Advisors II, L.P.
                               1301 Avenue of the Americas
                               38th Floor
                               New York, New York 10019
                               Attention: W. Edward Scheetz
                               Telecopy: (212) 261-4060

                               and:

                               c/o AP-GP Prom Partners Inc.
                               c/o Apollo Real Estate Advisors II, L.P.
                               1999 Avenue of the Stars
                               Suite 1900
                               Los Angeles, California 90067
                               Attention: Michael D. Weiner
                               Telecopy: (310) 201-4166

                               with a copy to:

                               Battle Fowler LLP
                               75 East 55th Street
                               New York, New York 10022
                               Attention: Peter M. Fass
                               Telecopy: (212) 856-7822

           b.        If to the Advisor to:

                               2200 Powell Street, Suite 700
                               Emeryville, California 94608
                               Attention: Brent Donaldson
                               Telecopy: (510) 596-3299

13. Paragraph Headings. The paragraph headings contained in this letter agreement are inserted for reference purposes only and shall not affect the meaning or interpretation hereof.

14. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

15. Waivers. The waiver by any party of the breach of any of the terms and conditions of, or any right under, this letter agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition or of any similar right. No such waiver shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

16. Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

17. Entire Agreement. This letter agreement contains, and is intended as, a complete statement of all of the terms of the arrangements among the parties with respect to the matters provided for herein and supersedes any previous agreements and understandings between the parties with respect to those matters. No amendment or modification of the terms of this letter agreement shall be binding or effective unless expressed in writing and signed by each party.

          Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate copy of this letter agreement.


                                Very truly yours,

                                LIQUIDITY FINANCIAL ADVISORS, INC.



                             By: /s/ Brent Donaldson
                                 -------------------
                                  Name:  Brent Donaldson
                                  Title: President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

KRESCENT PARTNERS L.L.C.

By:  AP-GP PROM PARTNERS, INC.,
           its Managing Member



By: /s/ Richard Mack
           Name:  Richard Mack
           Title: Vice President